Exhibit 4.1

THIRD AMENDMENT TO RIGHTS AGREEMENT

THIS THIRD AMENDMENT TO RIGHTS AGREEMENT (the “Amendment”) is made as of July 20, 2018, between Novation Companies, Inc. (formerly NovaStar Financial, Inc.) (the “Company”) and Computershare Trust Company, N.A. (the “Rights Agent”).

WHEREAS, the Company and the Rights Agent are parties to that certain Rights Agreement dated as of September 15, 2011, as amended by that certain First Amendment to Rights Agreement dated as of June 20, 2014 and that certain Second Amendment to Rights Agreement dated as of August 24, 2015 (together, the “Original Rights Agreement”);

WHEREAS, Section 27 of the Original Rights Agreement provides, in part, that the Company may from time to time supplement or amend the Original Rights Agreement to lengthen any time period thereunder, or to amend provisions of the Original Rights Agreement which the Company may deem necessary or desirable, without the approval of any holders of Rights Certificates (as defined in the Original Rights Agreement); and

WHEREAS, the Board of Directors of the Company has determined in good faith that the amendments to the Original Rights Agreement set forth herein are desirable and, pursuant to Section 27 of the Original Rights Agreement, has duly authorized such amendments to the Original Rights Agreement.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Rights Agent hereby agree as follows:

1. DEFINITIONS. Except as otherwise set forth in this Amendment, each capitalized term used in this Amendment shall have the meaning for such term set forth in the Original Rights Agreement.

2. DEFINITION OF AGREEMENT. From and after the date hereof, all references in the Original Rights Agreement to the “Agreement” shall mean and refer to the Original Rights Agreement, as modified by this Amendment.

3. DEFINITION OF FINAL EXPIRATION DATE. Section 1(n) of the Original Rights Agreement is hereby amended and restated in its entirety as follows:

“ (n)“Final Expiration Date” shall mean the earlier of (i) 5:00 p.m., New York City time, on the date that the votes of the shareholders of the Company with respect to the Company’s 2018 Annual Meeting of Shareholders are certified, unless the continuation of this Agreement is approved by the affirmative vote of the majority of the votes cast at such meeting (or any adjournment or postponement thereof) duly held in accordance with the Company’s Second Amended and Restated Bylaws (as may be amended) and applicable law (in which case clause (ii) will govern), or (ii) 5:00 p.m., New York City time, on July 20, 2021.”

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4. EXPIRATION DATE OF RIGHTS. Section 7(a) of the Original Rights Agreement is hereby amended and restated in its entirety as follows:

“The registered holder of any Right Certificate may exercise the Rights evidenced thereby (except as otherwise provided herein), in whole or in part, at any time after the Distribution Date, upon surrender of the Right Certificate, with the form of election to purchase on the reverse side thereof duly executed, to the Rights Agent at the principal office of the Rights Agent, together with payment of the Purchase Price for each one ten-thousandth of a Preferred Share as to which the Rights are exercised, at or prior to the earliest of (i) the Final Expiration Date, (ii) the time at which the Rights are redeemed as provided in Section 23 hereof (the “Redemption Date”), (iii) the time at which such Rights are exchanged as provided in Section 24 hereof, (iv) the time at which the Board determines that the Net Operating Losses (the “NOLs”) are utilized in all material respects or that an ownership change under Section 382 would not adversely impact in any material respect the time period in which the Company could use the NOLs, or materially impair the amount of the NOLs that could be used by the Company in any particular time period, for applicable tax purposes or (v) a determination by the Board, prior to the Distribution Date, that this Agreement and the Rights are no longer in the best interests of the Company and its stockholders (the earliest of the dates set forth in clauses (iv) and (v) the “Early Expiration Date”).”

5. EXHIBIT C. Exhibit C to the Original Rights Agreement (Summary of Rights to Purchase Preferred Shares) is hereby amended in a manner consistent with this Amendment.

6. COUNTERPARTS. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. A signature to this Amendment executed and/or transmitted electronically shall have the same authority, effect and enforceability as an original signature.

7. GOVERNING LAW. This Amendment shall be deemed to be a contract made under the laws of the State of Maryland and for all purposes shall be governed by and construed in accordance with the internal laws of Maryland applicable to contracts to be made and performed entirely within Maryland, except that the rights, duties and obligations of the Rights Agent shall be governed by and construed in accordance with the laws of the State of New York.

8. SEVERABILITY. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

9. EFFECTIVE DATE. This Amendment shall become effective as of the date first written above.

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10. CERTIFICATION. The Company hereby certifies to the Rights Agent that this Amendment is in compliance with Section 27 of the Original Rights Agreement.

11. FULL FORCE AND EFFECT. The Original Rights Agreement, as amended by this Amendment, shall remain in full force and effect in accordance with its terms. In the event of any conflict, inconsistency or incongruity between any provision of this Amendment and any provision of the Original Rights Agreement, the provisions of this Amendment shall govern and control.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and attested as of the date first written above.

NOVATION COMPANIES, INC.

/s/ David W. Pointer
Name: David W. Pointer
Title: Chief Executive Officer

COMPUTERSHARE TRUST COMPANY, N.A.

/s/ Patrick Hayes
Name: Patrick Hayes
Title: Vice President and Manager

[Signature Page to Third Amendment to Rights Agreement]

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